Exhibit 99.1

Contact:	Calvin E. Jenness
Senior Vice President
Chief Financial Officer
And Treasurer
503-653-4573
Release:	Immediately

Blount Announces Secondary Offering of Common Stock

PORTLAND, OR, December 6, 2004 - Blount International, Inc. [NYSE: BLT] (“Blount”) today announced a secondary offering to sell 10 million shares of its common stock under a universal shelf registration statement that has been declared effective by the U.S. Securities and Exchange Commission.

The common stock to be sold in the offering will be offered by Lehman Brothers Merchant Banking Partners II, L.P. with its affiliates and Teachers Insurance and Annuity Association of America.  Blount will not derive any proceeds from the offering.   In addition, the underwriters have been granted an over-allotment option to purchase up to an additional 1.5 million shares of common stock in the offering from the selling shareholders.

Lehman Brothers Inc. and J.P. Morgan Securities Inc. are serving as joint book-running managers for the offering.

Blount International, Inc. is a diversified international company operating in three principal business segments:  Outdoor Products, Industrial and Power Equipment, and Lawnmower.

A copy of the prospectus supplement may be obtained from Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, New York, 11717 (telephone: 631-254-7106) or J.P. Morgan Securities Inc., Prospectus Department, One Chase Manhattan Plaza, Floor 5B, New York, NY 10081 (telephone: 212-552-5164).  This announcement shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.